UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, NY 11747 (631) 962-7000
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Third Amended and Restated Comtech Telecommunications Corp. 2001 Employee Stock Purchase Plan The Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as Amended and Restated
(Full Title of the Plans)

Ken Peterman Chairman of the Board, President and Chief Executive Officer Comtech Telecommunications Corp. 68 South Service Road, Suite 230 Melville, NY 11747 (631) 962-7000
(Address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Comtech Telecommunications Corp. (the “Registrant”) regarding the Third Amended and Restated Comtech Telecommunications Corp. 2001 Employee Stock Purchase Plan (the “ESPP”) and the Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as amended and restated effective December 15, 2022 (the “2000 Plan”) (collectively, the “Plans”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the applicable Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

This Registration Statement on Form S-8 is being filed by the Registrant for the purpose of registering:

•an additional 250,000 shares of the Registrant’s Common Stock reserved for issuance under the ESPP, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2022 Annual Meeting of Stockholders on December 15, 2022 (the “Fiscal 2022 Annual Meeting”);

•an additional 500,000 shares of the Registrant’s Common Stock reserved for issuance under the 2000 Plan, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2016 Annual Meeting of Stockholders on December 8, 2016;

•an additional 600,000 shares of the Registrant’s Common Stock reserved for issuance under the 2000 Plan, as approved by the Registrant’s stockholders at the Registrant’s Fiscal 2019 Annual Meeting of Stockholders on December 3, 2019; and

•an additional 1,000,000 shares of the Registrant’s Common Stock reserved for issuance under the 2000 Plan, as approved by the Registrant’s stockholders at the Fiscal 2022 Annual Meeting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) (excluding any portions of such documents that have been “furnished” but “not filed”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference into this Registration Statement:

•the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, filed with the Commission on September 29, 2022;

•the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2022, filed with the Commission on December 8, 2022;

•the Registrant’s Current Reports on Form 8-K filed with the Commission on August 10, 2022, September 13, 2022, December 1, 2022 and December 15, 2022; and

•the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3, filed with the Commission on July 13, 2022, and any other amendment or report filed for the purpose of updating such description, including Exhibit 4(a)(vi) to the Registrant’s Annual Report on Form 10-K, filed with the Commission on September 29, 2022.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s restated charter and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our restated charter provides that our directors shall not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improperly authorized dividends and stock purchases or redemptions, or (iv) for any transaction from which such director derived an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•the rights provided in the Registrant’s amended and restated bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Registrant’s board of directors. Under the terms of the Registrant’s indemnification agreements, the Registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the director or officer or a director or officer of any of the Registrant’s subsidiaries or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify its officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporation by Reference				Filed Furnished Herewith
		Form	File No.	Exhibit(s)	Filing Date
4.1	Restated Certificate of Incorporation	Form 10-K	000-07928	3(a)(i)	09/20/2006
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Comtech Telecommunications Corp.	Form 8-K	000-07928	3.1	12/30/2021
4.3	Third Amended and Restated Bylaws	Form 10-K	000-07928	3(a)(ii)	09/27/2017
4.4	Description of Comtech Telecommunications Corp.’s Securities Registered Pursuant to Section 12 of the Exchange Act	Form 10-K	000-07928	4(a)(vi)	09/29/2022
5.1	Opinion of Sidley Austin LLP					X
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on signature page of the Registration Statement)					X
99.1	The Comtech Telecommunications Corp. 2000 Stock Incentive Plan (Amended and Restated Effective December 15, 2022)	Definitive Proxy Statement on Schedule 14A	000-07928	Appendix A	11/18/2022
99.2	Third Amended and Restated Comtech Telecommunications Corp. 2001 Employee Stock Purchase Plan	Definitive Proxy Statement on Schedule 14A	000-07928	Appendix B	11/18/2022
107	Calculation of Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c ) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York on the January 17, 2023.

COMTECH TELECOMMUNICATIONS CORP.
By:    /s/ Ken Peterman
Ken Peterman
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ken Peterman and Michael A. Bondi, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ken Peterman Ken Peterman	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 17, 2023
/s/ Michael A. Bondi Michael A. Bondi	Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2023
/s/ Wendi B. Carpenter Wendi B. Carpenter	Director	January 17, 2023
/s/ Judy Chambers Judy Chambers	Director	January 17, 2023
/s/ Lisa Lesavoy Lisa Lesavoy	Director	January 17, 2023
/s/ Mark Quinlan Mark Quinlan	Director	January 17, 2023
/s/ Dr. Yacov A. Shamash Dr. Yacov A. Shamash	Director	January 17, 2023
/s/ Lawrence J. Waldman Lawrence J. Waldman	Director	January 17, 2023